AMENDMENT NO. 1

     AMENDMENT NO. 1 dated July 2, 2002 ("Amendment") to Agreement and Plan of Merger dated as of February 28, 2002 (the "Agreement") by and among Investment Technology Group, Inc., a Delaware corporation ("Parent"), Hoenig Group Inc., a Delaware corporation ("Company"), and Indigo Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a direct wholly owned subsidiary of Parent. Capitalized terms used herein without definition have the meanings given to them in the Agreement.

     WHEREAS, on May 9, 2002, Company announced certain unauthorized trading and resulting trading losses at its wholly owned subsidiary Hoenig & Company Limited, a U.K. limited company;

     WHEREAS, in light of such losses, Parent, Merger Subsidiary and Company have agreed to amend the Agreement in order to adjust the Merger Consideration and make certain other changes;

     WHEREAS, the boards of directors of Parent, Merger Subsidiary and Company have approved this Amendment;

     WHEREAS, each person listed on Annex A hereto is, concurrently with the execution and delivery of this Amendment, delivering a letter in the form of Annex B hereto;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE ONE

                                   AMENDMENTS

     SECTION 1.1. The first paragraph of the Agreement is amended to replace "(this "Agreement") with "(as amended by Amendment No. 1, this "Agreement")".

     SECTION 1.2. Section 1.1 of the Agreement is amended as follows:

     (a) The following definitions are added:

          "Amendment No. 1" means Amendment No. 1 dated July 2, 2002 to this Agreement.

          "Cash Merger Consideration" means (i) $11.35 plus (ii) (A) the Escrow Reduction Amount, if any, divided by (B) the Number of Shares and Options Outstanding.

          "Cash Option Consideration" has the meaning given in Section 2.8(a).


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          "Contingent Payment" means the amount, if any, required to be paid in cash by ITG to the Agent pursuant to Section 7.03 of the Escrow Agreement for payment to Holders pursuant to the terms of the Paying Agent Agreement.

          "Contingent Payment Right" means the right to receive an amount equal to (i) the Contingent Payment divided by (ii) (x) the Number of Shares and Options Outstanding less (y) the number of Specified Rollover Options, which right shall not be assignable or otherwise transferable except by operation of law (including the laws of descent and distribution) or by intestacy and shall otherwise be subject to the terms of the Escrow Agreement.

          "Escrow Agreement" means the Escrow Agreement dated as of the date of Amendment No. 1 among Company, Hoenig UK, Parent and the Committee Members named therein, in the form of Annex C to the Amendment.

          "Escrow Reduction Amount" has the meaning given to such term in the Escrow Agreement.

          "FSA Notices" means (i) the Notification of a Regulatory Event filed by Hoenig UK with the Financial Services Authority in the United Kingdom dated May 21, 2002, and (ii) the Notification of a Regulatory Event filed by Hoenig UK, with the Financial Services Authority in the United Kingdom, dated June 11, 2002.

          "Hoenig UK" means Hoenig & Company Limited, a U.K. limited company and a wholly owned subsidiary of Company.

          "Specified Losses" means the trading losses totaling $7.1 million on a pre-tax basis incurred by Hoenig UK, described in the FSA Notices, plus (i) all fees and expenses incurred on or before the date of Amendment No. 1 in connection with the matters referred to in the FSA Notices, (ii) all Escrow Expenses (as defined in the Escrow Agreement), (iii) all penalties and fines levied by any Governmental Entity in connection with the matters referred to in the FSA Notices and (iv) all fees and expenses incurred after the date of Amendment No. 1 in connection with any inquiry, investigation or proceeding by any Governmental Entity relating to the matters referred to in the FSA Notices.

          "Specified Rollover Options" means the Rollover Options identified as such on the schedule to be delivered by Parent pursuant to Section 2.8(b).

     (b) The following definitions are deleted in their entirety: "Net Cash Proceeds" and "Option Consideration".

     (c) The definition of "Cash-out Option Schedule" is amended to replace "within 30 days after the date hereof" with "within 14 days after the date of Amendment No. 1".


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     (d) The definition of "Exchange Ratio" is amended to replace "Merger
Consideration" with "Cash Merger Consideration".

     (e) The definition of "Transaction Agreements" is amended to add the following before the period: ", the Escrow Agreement and the Paying Agent Agreement (as defined in the Escrow Agreement)".

     SECTION 1.3. Section 2.6(b) of the Agreement is amended and restated as follows:

          "Conversion of Company Common Stock. Subject to Section 2.6(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including (i) all vested and unvested Company RSUs and (ii) any shares of Company Common Stock held by participants in the Company Stock Purchase Plans and issued prior to the date hereof, but excluding (x) shares to be canceled in accordance with Section 2.6(a) and (y) Dissenting Shares) shall be converted at the Effective Time into (i) the right to receive, without interest, the Cash Merger Consideration and (ii) one Contingent Payment Right (together, the "Merger Consideration"). Upon such conversion, all such shares of Company Common Stock shall no longer be deemed to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration upon the surrender of the certificate representing such shares of Company Common Stock in accordance with Section 2.7."

     SECTION 1.4. All instances of "Merger Consideration" in Section 2.7 of the Agreement are changed to "Cash Merger Consideration". The last sentence of
Section 2.7(c) is amended to replace the words "amount of cash" with "Cash Merger Consideration".

     SECTION 1.5. The first sentence of Section 2.7(d) shall be amended to add ", except with respect to the Contingent Payment Rights" before the period.

     SECTION 1.6. Section 2.8(a) of the Agreement is amended and restated as follows:

          "At the Effective Time, all Cash-out Options shall be canceled, and holders of Cash-out Options with an exercise price below the Cash Merger Consideration shall receive from Surviving Corporation (subject to any applicable withholding taxes), with respect to each Cash-out Option, (i) an amount in cash, without interest, equal to the product of (x) the excess of the Cash Merger Consideration over the exercise price per share of such Cash-out Option times (y) the number of shares of Company Common Stock subject to such Cash-out Option (the "Cash Option Consideration") and (ii) the number of Contingent Payment Rights as is equal to the number of shares of Company Common Stock subject to such Cash-out Option. The Cash Option Consideration shall be due and paid at (or as soon as practicable following) the Effective Time."

     SECTION 1.7. Section 2.8(b) of the Agreement is amended as follows:


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     (a) In the first sentence, "shall be converted into and become an option"
is replaced with "shall be converted into and become (x) except for the Specified Rollover Options, the number of Contingent Payment Rights as is equal to the number of shares of Company Common Stock subject to such Rollover Option and (y) an option".

     (b) In the second sentence, "within 30 days after the date hereof" is replaced with "within 14 days after the date of Amendment No. 1".

     (c) The following sentence shall be added after the second sentence: "Such schedule shall identify which Company Options constitute Specified Rollover Options."

     SECTION 1.8. The lead-in to Section 3.1 of the Agreement is amended and restated as follows:

          "SECTION 3.1 Representations and Warranties. Except for the Pursuit of Claims (each as defined in the Escrow Agreement) in compliance with the Escrow Agreement, the Specified Losses and the activity giving rise to the Specified Losses and matters in respect of any Governmental Entity arising from the delivery of the FSA Notices to any such Governmental Entity, the Company represents and warrants to Parent as follows:"

     SECTION 1.9. Section 3.1(s) of the Agreement is amended to replace "opinion of Company's Financial Advisor, dated the date of this Agreement" with "opinions of Company's Financial Advisor, dated the date of this Agreement and the date of Amendment No. 1".

     SECTION 1.10. Section 3.1(t) of the Agreement is amended to replace the second sentence with the following:

          "The Specified Asset Sales have been consummated in accordance with the Specified Asset Sale Agreements. Neither Company nor any of its Subsidiaries has any liability with respect to the business, operations, assets or liabilities of AHA or any of its Subsidiaries, other than those specified liabilities that are expressly disclosed in the Specified Asset Sale Agreements. Prior to the consummation of the Specified Asset Sale under the AHA Stock Purchase Agreement, Company caused AHA to make such dividends or distributions to Company so that AHA's Tangible Net Worth (as defined in the AHA Stock Purchase Agreement) was equal to zero (0) at the closing of such Specified Asset Sale."

     SECTION 1.11. Section 3.2(f) of the Agreement is amended and restated as follows:

          "Financing. Parent has and will have at the Effective Time sufficient funds to pay the Cash Merger Consideration and the Cash Option Consideration."

     SECTION 1.12. Section 4.1 of the Agreement is amended to add the following before the colon:


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         "(provided further that none of the clauses of this Section 4.1 shall be deemed to have been violated by reason of the Pursuit of Claims (each as defined in the Escrow Agreement) in compliance with the Escrow Agreement, the Specified Losses and the activity giving rise to the Specified Losses and matters in respect of any Governmental Entity arising from the delivery of the FSA Notices to any such Governmental Entity)"

     SECTION 1.13. Section 4.1(m) is amended to add the following to the beginning of the first sentence: "Except for any settlement or compromise of Claims,".

     SECTION 1.14. Section 4.1(p) of the Agreement is amended to delete the second sentence.

     SECTION 1.15. Section 5.1(c) of the Agreement is amended to replace the first sentence thereof with the following:

         "If required by the SEC, as promptly as practicable following the date of Amendment No. 1, Company shall prepare a revised preliminary Proxy Statement and file it with the SEC. After the SEC review of the revised preliminary Proxy Statement is complete and the Proxy Statement becomes definitive (the "Final Proxy Statement"), Company shall mail the Final Proxy Statement to the Company's stockholders. If the SEC does not require Company to refile the Proxy Statement in preliminary form, Company shall file the Final Proxy Statement with the SEC and mail it to Company's stockholders as promptly as practicable following the date of Amendment No. 1.".

     SECTION 1.16. Each of Section 6.2(c) and Section 6.3(c) of the Agreement is replaced with "[Intentionally Omitted]".

     SECTION 1.17. Section 7.1(c) of the Agreement is amended by replacing "August 15, 2002" with "October 15, 2002".

     SECTION 1.18. Section 8.3 of the Agreement is amended by deleting ", unless the context otherwise requires," from the fifth sentence thereof.


                                   ARTICLE TWO

                                  MISCELLANEOUS

     SECTION 2.1. Due Authorization, Etc. Each party represents and warrants that this Amendment, the Escrow Agreement and the Paying Agent Agreement (as defined in the Escrow Agreement) has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.


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     SECTION 2.2. Board Approval. Hoenig represents and warrants that the Board of Directors has reaffirmed the resolutions described in Section 3.1(l) of the Agreement.

     SECTION 2.3. Agreement Otherwise Unchanged. Except as expressly set forth herein, the terms, provisions and conditions of the Agreement shall remain in full force and effect and are in all respects hereby ratified and confirmed. Other than as specifically provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of any party under the Agreement or of any other term or condition of the Agreement.

     SECTION 2.4. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

     SECTION 2.5. Counterparts. This Amendment may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     SECTION 2.6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the first written above.



                          INVESTMENT TECHNOLOGY GROUP, INC.


                          By:    /s/ Raymond L. Killian, Jr.
                                 -----------------------------------------------
                                 Name:     Raymond L. Killian, Jr.
                                 Title:    Chairman




                          INDIGO ACQUISITION CORP.


                          By:    /s/ Howard C. Naphtali
                                 -----------------------------------------------
                                 Name:     Howard C. Naphtali
                                 Title:    Managing Director and Chief Executive
                                              Officer




                          HOENIG GROUP INC.


                          By:    /s/ Fredric P. Sapirstein
                                 -----------------------------------------------
                                 Name:     Fredric P. Sapirstein
                                 Title:    Chairman and Chief Executive
                                              Officer




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                                    [Annex A]

                     List of Stockholders Delivering Waiver

Martin F.C. Emmett

Robin A. Green

Alan B. Herzog

Kathryn Hoenig

Laura H. Hoenig Family Trust

Laura H. Hoenig Grantor Retained Annuity Trust

Max H. Levine

Michael J. Levine

Fredric P. Sapirstein

Robert Spiegel

Benjamin J.B. Wood




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                                    [Annex B]

                              Form of Waiver Letter




     This Waiver (the "Waiver") is delivered by the stockholder of Hoenig Group Inc., a Delaware corporation ("Company"), identified on the signature page hereof ("Stockholder").

     Reference is made to the Agreement and Plan of Merger dated as of February 28, 2002 by and among Investment Technology Group, Inc., a Delaware corporation ("Parent"), Company and Indigo Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a direct wholly owned subsidiary of Parent, as amended by Amendment No. 1 thereto dated July 2, 2002 (the "Amendment," and the Agreement and Plan of Merger as so amended, the "Merger Agreement"). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement.

     On May 9, 2002, Company announced certain unauthorized trading and resulting losses at its wholly owned subsidiary Hoenig & Company Limited, a U.K. limited company. In light of such losses, Parent, Merger Subsidiary and Company have agreed to amend the Merger Agreement in order to adjust the Merger Consideration and make certain other changes.

     As a condition to its execution and delivery of the Amendment, Parent is requiring the receipt of letters in the form of this Waiver executed by each person listed on Annex A to the Amendment, including Stockholder.

     In consideration of (i) the execution and delivery of the Amendment by Parent and Merger Subsidiary, (ii) the Merger Consideration to be received in exchange for shares of Company Common Stock held by Stockholder and/or the consideration to be received in the Merger in exchange for Company Options held by Stockholder and (iii) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Stockholder, Stockholder hereby agrees and acknowledges as follows:

     1. Waiver. Stockholder hereby irrevocably and unconditionally waives any and all actions, causes of action, claims, allegations, rights, obligations, liabilities or charges that Stockholder has or may have, now or in the future, whether known or unknown, against ITG, Hoenig, Hoenig UK, their respective affiliates, any officer, director, employee or stockholder of any of the foregoing, the Committee, any Member or the Agent (each as defined in the Escrow Agreement) or any attorney, agent, successor or assign of any of the foregoing (collectively, the "Beneficiaries") relating to or arising out of the Contingent Payment Rights, the Contingent Payment, the Escrow, the Escrow Assets or any decision, action or failure to act by any person in respect of any of the foregoing or under the Escrow Agreement or the Paying Agent Agreement; provided that the foregoing waiver shall not apply if Stockholder is a Member of the Committee acting in his or her capacity as a Member under the Escrow Agreement.

     2. Representation by Counsel. By executing this Waiver, Stockholder acknowledges that Stockholder has been advised to consult with an attorney before executing this Waiver.


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     3. Further Assurances. Stockholder shall promptly execute, acknowledge and deliver any and all documents and take any and all actions, as any of the Beneficiaries shall reasonably request in order to carry out the intent and meaning of, and to give full effect to, this Waiver.

     4. Governing Law. This Waiver shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Beneficiary shall entitled to enforce this Waiver in any court of the United States or of the State of New York sitting in the Borough of Manhattan, City of New York.



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     IN WITNESS WHEREOF, the undersigned has duly executed this Waiver on the date set forth below.

                                  Date:                                , 2002
                                         ------------------------------

                                  Name of Stockholder (please print):



                                  By:
                                       -----------------------------------------
                                  Name:
                                  Title: